Exhibit 1.02 Conflict Minerals Report of Cohu, Inc.

This report for the year ended December 31, 2013 is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934.

Background

In 2010, the United State Congress enacted Section 1502 of the Dodd Frank Financial Reform Act (the “Act”), which issued rules requiring certain companies to disclose their use of conflict minerals if those minerals are “necessary to the functionality or production of a product” manufactured by those companies. Under the Act, those minerals include tantalum, tin, gold and tungsten and herein are referred to as “Conflict Minerals”.

Congress enacted this legislation because of concerns that the exploitation and trade of Conflict Minerals by armed groups is helping to finance conflict in the Democratic Republic of Congo (“DRC”) region and surrounding areas (Angola, Burundi, Central Africa Republic, Rwanda, South Sudan, Tanzania, Uganda, and Zambia) and is contributing to a humanitarian crisis.

Adherence to the Law

Cohu, Inc. (“Cohu”, “we”, “our” and “us”) is committed to sourcing components and materials from companies that share our values regarding respect for human rights and integrity. Environmental responsibility supports taking responsible steps to ensure that the products received from our supply chain are responsibly sourced. Cohu will not support any vendor or other entity in its supply chain that extracts or transports materials defined as Conflict Minerals, and uses the resulting financial or other resources to fund or support conflict in the DRC, or any other country that could potentially contribute to human rights violations. Cohu supports efforts to increase transparency in the supply chain and regulations that ensure companies conduct business with integrity, respect and the highest ethical standards.

Cohu has adopted and published a policy on Conflict Minerals and a supplier code of conduct, which are publicly available on our website at: www.cohu.com/about/responsibility. Since the adoption of the Act, we have worked to strengthen our engagement with our suppliers through the adoption of the supplier code of conduct and by incorporating portions of the code of conduct into contracts with our suppliers. In summary, Cohu expects all vendors and suppliers to:

•	Purchase materials from legitimate sources not involved in funding conflict in the DRC and surrounding areas.

•	Avoid the use of Conflict Minerals which may directly or indirectly finance or benefit armed groups in the DRC or adjoining countries.

•	Confirm that all Conflict Minerals purchased are conflict-free, based on personal knowledge and / or written guarantees provided by the supplier.

•	Cooperate with Cohu’s due diligence process that was established to comply with the Act.

Our Company and Products

Cohu has three reportable product segments: semiconductor equipment, mobile microwave communication systems and video cameras and equipment. Our semiconductor equipment segment, Cohu’s Semiconductor Equipment Group (“SEG”), encompasses Cohu’s wholly owned subsidiaries Delta Design, Inc. (“Delta”), Rasco GmbH (“Rasco”) and Ismeca Semiconductor Holding SA (“Ismeca”). Delta develops, manufactures and sells pick-and-place semiconductor test handling equipment and thermal sub-systems to semiconductor manufacturers and test subcontractors throughout the world. Rasco develops, manufactures and sells gravity-feed and test-in-strip semiconductor test handling equipment and micro-electro-mechanical systems (“MEMS”) test modules used in final test operations by semiconductor manufacturers and test subcontractors. Ismeca develops, manufactures and sells turret-based test handling and back-end finishing equipment for integrated circuits, light emitting diodes (LEDs) and discrete components used by semiconductor manufacturers and test subcontractors throughout the world in assembly and packaging of devices.

Our microwave communication systems segment is comprised of our wholly owned subsidiary Broadcast Microwave Services, Inc. (“BMS”). BMS develops, manufactures and sells mobile microwave communications equipment to government agencies, law enforcement and public safety organizations, unmanned air vehicle program contractors, television broadcasters, entertainment companies, professional sports teams and other commercial entities.

Our video camera and equipment segment (“Electronics Division”) develops, manufactures and sells video cameras and related products, specializing in video solutions for security, surveillance and traffic monitoring. Customers for these products are distributed among security, surveillance, traffic control/management, military, scientific imaging and machine vision.

The Due Diligence Process

Due Diligence is an on-going process under which Cohu (with the cooperation of our vendors and suppliers) will systematically gather information, with regard to the Conflict Minerals we utilize and our compliance with the Act. In the course of exercising due diligence as part of our initial adoption of the requirements of the Act we utilized the Organization for Economic Co-operation and Development (OECD) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas. The OECD guidance is the only nationally and internationally recognized due diligence framework that provides management recommendations for responsible supply chains of minerals.

The first step of our internal due diligence over our supply chain was to evaluate our products, as described above, to determine if they contain any Conflict Minerals that are necessary to the product’s functionality. Our products, like virtually all companies in the semiconductor and electronics industries, contain various metals, including tantalum, tin, tungsten and gold, (3TG) which originate in mines around the world. After determining that certain of our products contained Conflict Minerals that are necessary to the product’s functionality we moved to step two of our internal due diligence process, which involved reviewing our list of suppliers that provide us with those items identified as containing Conflict Minerals and developed a supplier survey in an effort to understand and evaluate the source and chain of custody of the materials provided. Our survey is based on the standardized reporting template developed by the Electronic Industry Citizenship Coalition (“EICC”) and we have sent the survey for completion to all of our production vendors and suppliers. The primary purpose of the survey was to determine the source of the identified Conflict Minerals, including the country of origin, location of the mine or the smelter from which the materials were produced, or determine if the materials originated from scrap or recycled sources. In the future our goal is to require that suppliers to Cohu provide completed EICC-GeSI declarations evidencing such supplier’s commitment to becoming conflict-free and documenting countries of origin for the Conflict Minerals that it purchases.

Like other companies in the semiconductor and electronics industries, Cohu has an extensive and varied supply chain and we purchase products and components that include Conflict Minerals. Cohu does not directly purchase these minerals, nor do we have any direct relationship with mines or smelters that process these minerals and, as a result, Cohu is highly reliant on the cooperation of our suppliers and vendors to determine the source of the Conflict Minerals we purchased. For the purpose of the required Reasonable Country of Origin Inquiry (RCOI), Cohu continued to receive supply chain responses through the date of the filing of this report and we are in the process of integrating Conflict Minerals data received from our suppliers into an EICC tool documenting the overall progress of our supplier compliance program. We will continue to add supplier information to this database as they respond, however, as of the date of this report we are currently unable to determine if the Conflict Minerals contained in our products did not originate in the Democratic Republic of Congo region and surrounding areas (Angola, Burundi, Central Africa Republic, Rwanda, South Sudan, Tanzania, Uganda, and Zambia).

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